Exhibit 99.1

MACY'S, INC.
Contacts:
Media - Jim Sluzewski
513/579-7764
Investor - Susan Robinson
513/579-7780

FOR IMMEDIATE RELEASE

STEPHEN F. BOLLENBACH JOINS MACY'S, INC. BOARD OF DIRECTORS

     CINCINNATI, Ohio, June 13, 2007 - Macy's, Inc. today announced that Stephen F. Bollenbach, co-chairman and chief executive officer of Hilton Hotels Corporation, has been elected to the company's board of directors.

     "Stephen Bollenbach is one of our nation's most distinguished business leaders, and brings a depth of expertise in finance and operations for leading consumer-driven organizations," said Terry J. Lundgren, chairman, president and chief executive officer of Macy's, Inc. "He will be an invaluable resource as we continue to build and develop our company as a premier national retailer focused on the Macy's and Bloomingdale's brands."

     Bollenbach, 64, was named co-chairman of Hilton in 2004, and has served as chief executive officer since joining the company in 1996. Prior to joining Hilton, Bollenbach was senior executive vice president and chief financial officer of The Walt Disney Company and, previously, president and chief executive officer of Host Marriott Corporation. Earlier in his career, Bollenbach served as chief financial officer of the Trump Organization and Holiday Corporation, as well as in senior capacities with the Ludwig Group.

     A native of southern California who currently lives in Los Angeles, Bollenbach is a graduate of Long Beach City College, holds a bachelor's degree in finance from UCLA and a master's degree in management from California State University, Northridge. Aside from Hilton, Bollenbach serves as non-executive chairman of KB Home, as well as on the boards of directors of Time Warner, Inc. and Harrah's Entertainment Group.

     Macy's, Inc., with corporate offices in Cincinnati and New York, is one of the nation's premier retailers, with fiscal 2006 sales of $27 billion. The company operates more than 850 department stores in 45 states, the District of Columbia, Guam and Puerto Rico under the names of Macy's and Bloomingdale's. The company also operates macys.com, bloomingdales.com and Bloomingdale's By Mail. Prior to June 1, 2007, Macy's, Inc. was known as Federated Department Stores, Inc.

(NOTE: Additional information on Macy's, Inc., including past news releases, is available at www.macysinc.com/pressroom)